UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Amendment No.

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The Goldfield Corporation

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THE GOLDFIELD CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2019

To Our Stockholders:

Notice is hereby given that the Annual Meeting of the Stockholders of The Goldfield Corporation has been called and will be held in the Venezia Room at the Hilton Melbourne Rialto Place, 200 Rialto Place, Melbourne, Florida 32901 on May 23, 2019 at 9:00 a.m. for the following purposes:

1.	To elect six directors nominated by the Company’s Board of Directors.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

4.	To approve, on a non-binding advisory basis, the frequency of the advisory vote to approve the compensation of the Company’s named executive officers.

5.	To transact such other business as may lawfully come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 4, 2019 will be entitled to vote at the meeting or any adjournment thereof. The transfer books of the Company will not be closed.

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on May 23, 2019: Notice of Annual Meeting of Stockholders, our Proxy Statement, Proxy Card and our 2018 Annual Report are available at www.proxydocs.com/GV

By Order of the Board of Directors

Denise L. Diaz
Corporate Secretary
Melbourne, Florida
April 18, 2019

Your vote is important.

If you are unable to attend the meeting in person, you are requested by the Board of Directors of the Company to date, sign, and return the enclosed proxy in the enclosed envelope as soon as possible. No postage is necessary if mailed in the United States. In the event you later decide to attend the meeting, you may revoke your proxy and vote your shares in person. For information about how to obtain directions to attend the meeting and vote in person, please contact Investor Relations, Alpha IR Group, Robert Winters or Josh Littman at (312) 445-2870 or gv@alpha-ir.com.

The Goldfield Corporation

1684 West Hibiscus Boulevard

Melbourne, Florida 32901

(321) 724-1700

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 23, 2019

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goldfield Corporation (the “Company” or “Goldfield”), to be voted at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held in the Venezia Room at the Hilton Melbourne Rialto Place, 200 Rialto Place, Melbourne, Florida 32901 on May 23, 2019 at 9:00 a.m. and at any and all adjournments thereof. The meeting will be held for the purposes set forth in the notice and in this proxy statement. This proxy statement, the form of proxy and the accompanying annual report are being mailed to stockholders on or about April 18, 2019.

RECORD DATE, STOCKHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE

Only holders of record of outstanding shares of the Company at the close of business on April 4, 2019 will be entitled to vote at the Annual Meeting on May 23, 2019. As of April 4, 2019 the Company had outstanding 24,522,534 shares of common stock, par value $.10 per share (the “Common Stock”). Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting other than the election of directors.

A majority of the stock issued and outstanding shall be a requisite at every meeting to constitute a quorum.

Each stockholder entitled to vote at the meeting has the right to vote his shares cumulatively for the election of directors; that is, each stockholder will be entitled to cast as many votes as there are directors to be elected multiplied by the number of shares of Common Stock owned by such stockholder on the record date, and to cast all such votes for one candidate or to distribute such votes among the nominees for the office of director in accordance with his choice. A registered stockholder who wishes to vote by proxy and exercise his cumulative voting rights should indicate in the spaces provided on the proxy card how he wishes to have his votes distributed among the nominees for directors. Beneficial owners must contact the broker, bank, trustee or other nominee through which they own shares in order to obtain directions on how to exercise cumulative voting rights using their voting instruction card or to request a legal proxy in order to vote their shares directly.

For proposal 1, the election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; accordingly, the six directorships to be filled at the Annual Meeting will be filled by the six nominees receiving the six highest numbers of votes. “Withheld” votes are not counted in determining whether a plurality of votes was received by a director nominee.

For proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

For proposal 3, the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

For proposal 4,the frequency of every year, every two years, and every three years, if any, that receives the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be the frequency for the advisory vote on compensation of the Company’s named executive officers that has been recommended by our stockholders.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

This solicitation is made on behalf of the Board of Directors of the Company.

You are requested to sign, date and return the enclosed proxy in the postage-paid envelope provided. If the proxy is signed with a voting direction indicated, the proxy will be voted according to the direction given. If the proxy is signed and no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal:

1.	FOR the election of the nominees for director nominated by the Board of Directors;

2.	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

3.	FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers; and

4.	FOR every three years as the frequency for the non-binding advisory vote on compensation of the Company’s named executive officers.

In their discretion, John H. Sottile and Denise L. Diaz will be authorized to vote in accordance with their own judgment on such other business as may properly come before the meeting.

Abstentions will be counted to determine the presence of a quorum. Abstentions will not affect the outcome of the election of directors and will have the effect of a vote against (i) the ratification of the appointment of KPMG LLP (Proposal 2), (ii) the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers (Proposal 3), and (iii) any frequency for the advisory vote on compensation of the Company’s named executive officers (Proposal 4).

If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under applicable rules to vote shares on certain matters when their customers do not provide voting instructions, such as Proposal 2. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. This means that brokers may not vote your shares on Proposals 1, 3, and 4 if you have not given your broker specific instructions as to how to vote. Shares represented by “broker non-votes” will be counted for purposes of determining a quorum. “Broker non-votes” are not counted as voting power present and therefore are not counted in the votes, and will have no effect, with respect to the election of directors (Proposal 1), the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers (Proposal 3), or the non-binding advisory vote on the frequency for the advisory vote on compensation of the Company’s named executive officers (Proposal 4).

Revocation of Proxy

You may revoke the proxy at any time prior to its exercise by duly executing and returning a later dated proxy or by filing a written revocation bearing a later date with the Secretary of the Company. The proxy will also be revoked if you attend the meeting and vote in person.

PROPOSAL 1.

ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting, to serve for a term of one year and until their successors are elected and qualified.

Information About Nominees

Reference is made to the information set forth below under “Security Ownership of Certain Beneficial Owners and Management” as to the stock ownership of the nominees. The following information sets forth with respect to each nominee the office presently held by him with the Company or his principal occupation if not employed by the Company, his prior business experience, the year in which he first became a director of the Company, his age and a discussion of the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he should serve as a director of the Company.

In addition to the specific information presented below regarding each nominee that led the Board of Directors to conclude that he should serve as a director, the Board of Directors believes that all of the director nominees have a reputation for integrity, honesty and adherence to high ethical standards, and that each has demonstrated business acumen and the ability to exercise sound judgment as well as a commitment of service to the Company and the Board of Directors.

Stephen L. Appel, 64, has been a member of the Board of Directors and Audit Committee Chair since December 2017. Mr. Appel retired in 2012 as Audit Partner In Charge of KPMG’s 10 office Coastal Business Unit and as the Orlando Office Managing Partner. During Mr. Appel’s 34-year KPMG career, he served clients in a variety of industries including the Company. Mr. Appel also served clients within financial services, technology, consumer products, real estate and restaurants industries. Mr. Appel also has significant international experience. In 1994, shortly after NAFTA was signed, Mr. Appel transferred to the KPMG Mexico City office to serve clients throughout Mexico and the rest of Latin America, returning to the U.S. in 1998. Mr. Appel currently serves as an adjunct professor of accounting at Rollins College Crummer Graduate School of Management and a corporate director for Members Trust Corporation, a Tampa based financial services company. Mr. Appel earned his Bachelor of Science and Master of Business Administration degrees from Drake University.

The Board of Directors has concluded that Mr. Appel should serve as a director of the Company because of his extensive management, financial and leadership skills and experience. The Board of Directors has determined that Mr. Appel qualifies as an “audit committee financial expert” under SEC rules.

David P. Bicks, 86, has been a member of the Board of Directors since 2012 and served as Chairman of the Audit Committee from May 2012 to December 2017, when he resigned from the Audit Committee. Mr. Bicks has been an attorney since 2012 with Duane Morris LLP and previously was with Dewey & LeBoeuf LLP. He joined the Dewey & LeBoeuf predecessor, LeBoeuf, Lamb, Greene & MacRae LLP, in 1966, after having served as a Federal prosecutor in New York (1959-1962) and as Special Counsel to the U.S. Securities and Exchange Commission (1962-1966). He concentrates in corporate and securities law matters and has represented many major corporations in U.S. and international transactions. He has provided legal services to Goldfield for over forty years. Mr. Bicks earned his Bachelor’s Degree from Harvard College and his Law Degree from Yale Law School, where he was an Editor of the Yale Law Journal.

The Board of Directors has concluded that Mr. Bicks should continue to serve as a director of the Company because of his long-standing knowledge of Goldfield’s operations, the breadth of high-level experience he brings in legal and financial matters, and his broad professional experience in corporate and securities law (including financial reporting and disclosure matters).

Harvey C. Eads, Jr., 73, has been a member of the Board of Directors since 1999. Mr. Eads has served as Chairman of the Benefits and Compensation Committee since 2005. He has served on the Audit Committee since 2000, and was chairman from May 2000 until May 2005. He has been a member of the Nominating and Benefits and Compensation Committees since 2001. Mr. Eads served as City Manager of Coral Gables, Florida from 1988 to 2001 and during his tenure, municipal bonds of Coral Gables earned AAA Bond Ratings from both Standard and Poor’s and Moody’s. He has been a commercial real estate investor since November of 2001. Mr. Eads is a graduate of and certified by the UCLA Director Education and Certification Program accredited by ISS, a unit of RiskMetrics Group. Mr. Eads is a graduate of the University of Miami and earned a master’s degree from the University of Oklahoma.

The Board of Directors has concluded that Mr. Eads should continue to serve as a director of the Company because of his broad management, financial and leadership skills and that he qualifies as an “audit committee financial expert” under SEC rules.

John P. Fazzini, 75, has been a member of the Board of Directors since 1984. Mr. Fazzini has served on the Nominating Committee since 1999, the Benefits and Compensation Committee since 1994 and the Audit Committee from 1985 to 2006 and currently serves as a member of the Audit Committee since May 2013. He is a real estate developer and has been President of Bountiful Lands, Inc., a real estate development corporation, since 1980. Mr. Fazzini has actively operated as a real estate broker for over forty years, and as a mortgage broker and title agent for over thirty years. He currently serves on the United States Department of Agriculture Central Florida Resource Conservation and Development Council, the Polk County Housing Authority for over ten years and has served on the Board of the Anasazi Wilderness Foundation in Mesa, Arizona since 1985. Mr. Fazzini was appointed by Governor Lawton Chiles to serve on the Family and Human Services Board from 1992 to 1996. He was also appointed by Governor Bob Martinez to serve on the Central Florida Regional Planning Council from 1987 to 1991. Mr. Fazzini attended the University of Florida and the University of Miami.

The Board of Directors has concluded that Mr. Fazzini should continue to serve as a director of the Company because of his extensive knowledge of our business resulting from his long tenure as a director of the Company and his varied business and management experience.

Danforth E. Leitner, 78, has been a member of the Board of Directors since 1985. Mr. Leitner has served on the Nominating Committee since 1985 and currently serves as Chairman of this Committee. He has been a member of the Audit Committee since 1998 and the Benefits and Compensation Committee since 2001. Mr. Leitner founded The Leitner Company, a real estate sales and appraisal company in North Carolina, in 1983 and served as President until his retirement in May of 2002. He served on the Board of Equalization and Review in Henderson County, North Carolina for four years from 1999 to 2002. Prior to his move to North Carolina, Mr. Leitner was a Florida real estate broker and commercial real estate investor from 1973 to 1980 and was a designated member of the Appraisal Institute for 14 years. Mr. Leitner attended the University of Florida.

The Board of Directors has concluded that Mr. Leitner should continue to serve as a director of the Company because of his extensive knowledge of our business resulting from his long tenure as a director of the Company and his varied business and management experience.

John H. Sottile, 71, who serves as Chairman of the Board of Directors, President, and Chief Executive Officer, joined the Company in June of 1971. Before being elected to the Board of Directors and named President and Chief Executive Officer in 1983, Mr. Sottile gained extensive operational experience by managing two of the Company’s former subsidiaries, Tropicana Pools, Inc. and Harlan Fuel Company. In May of 1998, Mr. Sottile was appointed Chairman of the Board of Directors. He has earned a bachelor’s degree from the University of Miami.

The Board of Directors has concluded that Mr. Sottile should continue to serve as a director of the Company because of his broad experience with the Company and his knowledge of the Company’s strengths, challenges and opportunities. He has been primarily responsible for strategic development opportunities at the Company since 1982.

If any of the foregoing nominees should withdraw or otherwise become unavailable, which the Board of Directors does not presently anticipate, it is intended that proxies will be cast for such person or persons as the Board of Directors may designate in place of such nominee or nominees.

Your Board of Directors unanimously recommends a vote “FOR” each of the nominees for re-election as a director.

BOARD OF DIRECTORS

Board Leadership Structure

The Board of Directors believes that the Company’s President and Chief Executive Officer is best suited to serve as Chairman of the Board of Directors because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities for the Company, leading the Board of Directors in discussions regarding the Company’s business and industry, and focusing the Board of Directors on execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and its industry, while the President and Chief Executive Officer brings Company-specific and industry-specific experience and expertise. The Board of Directors believes that the combined role of Chairman and President promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance. In light of the active involvement by all of the Company’s independent directors, the Board of Directors has not named a lead independent director.

Board of Directors’ Role in Risk Oversight

The Board of Directors primarily is responsible for overseeing the management of the Company’s risk exposure. The Board of Directors regularly discusses with management the Company’s major risk exposures, the potential financial impact such risks may have on the Company, and the steps the Company must take to manage any such risks. The Company believes that this is an effective approach for addressing the risks faced and that the Company’s Board of Directors’ leadership structure, which combines the roles of the Chief Executive Officer and the Chairman of the Board of Directors, also supports this approach by providing a greater link between the Board of Directors and management.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

During 2018, the Board of Directors met five times. The Board of Directors has the following committees: an Executive Committee, an Audit Committee, a Benefits and Compensation Committee and a Nominating Committee.

The Executive Committee has and may exercise the powers of the Board of Directors, to the extent allowed by law, in the management of the business and affairs of the Company. The members of the Executive Committee are John H. Sottile (Chairman of the Committee), Harvey C. Eads, Jr. and Danforth E. Leitner. During 2018, the Executive Committee held one meeting.

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, that assists the Board of Directors in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Audit Committee also oversees the Company’s independent registered public accounting firm’s qualifications and independence. The Audit Committee reports on such activities to the full Board of Directors. The Audit Committee consists of Stephen L. Appel (Chairman of the Committee), Harvey C. Eads, Jr., John P. Fazzini, and Danforth E. Leitner, all of whom are independent, as defined by the NYSE American listing standards, which include the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board of Directors has adopted a written charter which governs the Audit Committee. The Audit Committee Charter, which the Company is in compliance with, is available in the “Corporate Governance—Audit Committee” section of the Company’s website at www.goldfieldcorp.com. During 2018, the Audit Committee held four meetings.

Each member of the Audit Committee is able to read and understand fundamental financial statements. The Board of Directors has determined that Stephen L. Appel and Harvey C. Eads, Jr. are “audit committee financial experts,” as defined by the SEC, based on their experience, training and education.

The Benefits and Compensation Committee reviews the compensation of the executive officers and directors of the Company and makes recommendations to the Board of Directors regarding such compensation. The Benefits and Compensation Committee also administers The Goldfield Corporation 2013 Executive Long-term Incentive Plan (the “2013 Plan”) and has complete discretion in determining the number of shares subject to options and other awards granted to an employee eligible under the 2013 Plan and in determining the terms and conditions pertaining to such options and awards, consistent with the provisions of the 2013 Plan. In addition, the Benefits and Compensation Committee administers The Goldfield Corporation 2016 Amended and Restated Performance-Based Bonus Plan. The members of the Benefits and Compensation Committee are Harvey C. Eads, Jr. (Chairman of the Committee), John P. Fazzini and Danforth E. Leitner, all of whom are independent, as defined by applicable NYSE American listing standards. During 2018, the Benefits and Compensation Committee held one meeting. The Benefits and Compensation Committee Charter is available in the “Corporate Governance—Benefits and Compensation” section of the Company’s website at www.goldfieldcorp.com.

The Nominating Committee and the Board of Directors has assessed the composition of the Board of Directors and has concluded that the Board of Directors has a wide range of diversity with regard to professional experience, skills, education, and other attributes that contribute to the Board of Directors’ ability to operate in the long-range best interests of the Company’s stockholders, although the Nominating Committee has not adopted a formal policy that addresses the diversity of directors. The Nominating Committee recommends qualified candidates for election or appointment to the Board of Directors of the Company, including the slate of directors that the Board of Directors proposes for election by stockholders at the Annual Meeting. The candidates are evaluated based on their skills and characteristics relative to the skills and characteristics of the current Board of Directors as a whole. The minimum qualifications sought in candidates are integrity, leadership skills and competency required to direct and oversee the Company’s management in the best interest of its stockholders, customers, employees and other affected parties. A third party consultant may be engaged, for a fee, to assist in identifying and evaluating candidates. Additional functions of the Nominating Committee are detailed in the Nominating Committee Charter which is available in the “Corporate Governance—Nominating Committee” section of the Company’s website at www.goldfieldcorp.com. The Nominating Committee consists of the following members: Danforth E. Leitner (Chairman of the Committee), Harvey C. Eads, Jr. and John P. Fazzini, all of whom are independent, as defined by the NYSE American listing standards. During 2018, the Nominating Committee held one meeting.

The Nominating Committee will consider written recommendations for nominees from directors, members of management, stockholders or, in some cases, by a third-party firm. There are no differences in the manner in which the Nominating Committee evaluates nominees for director recommended by stockholders from those recommended by other sources. Such recommendations for the 2020 election of directors, together with a detailed description of the proposed nominee’s qualifications, other relevant biographical information and a method to contact the nominee should the Nominating Committee choose to do so, should be submitted between January 24, 2020 and February 23, 2020 to: Denise L. Diaz, Corporate Secretary, The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901.

DIRECTOR COMPENSATION

Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board of Directors or on any Board of Directors’ committee. Each non-employee director receives $1,000 for each Board of Directors meeting attended in person and $500 for attendance at a Board of Directors meeting by telephone. All non-employee committee members receive $500 for attendance at a committee meeting in person and $250 for attendance at a committee meeting by telephone, except for the Executive Committee for which there is no compensation. Directors are also reimbursed for travel and other out-of-pocket costs associated with their attendance at Board of Directors and committee meetings. Non-employee directors are also paid annual cash retainers of $36,000 effective January 1, 2016. The chairmen of the Audit Committee and of the Benefits and Compensation Committee also received annual cash retainers of $15,000 effective January 1, 2016. Both the director and chairmen retainers are payable in monthly installments.

The following table sets forth certain information with respect to the compensation of our non-employee directors for the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Total ($)

Stephen L. Appel	56,250	56,250

David P. Bicks	41,000	41,000

Harvey C. Eads, Jr.	58,500	58,500

John P. Fazzini	43,500	43,500

Danforth E. Leitner	43,250	43,250

Communication with Directors

Stockholders may communicate concerns with any director, committee or the Board of Directors by writing to the following address: Denise L. Diaz, Corporate Secretary, The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board of Directors to promptly forward all correspondence to the relevant director, committee or the full Board of Directors, as indicated in the correspondence.

Meeting Attendance

During 2018, all incumbent directors attended all meetings of the Board of Directors and of the committees on which they served. Directors are expected to attend the Annual Meeting and all directors attended the last annual meeting.

Transactions with Related Persons

John N. Sottile is the Company’s Vice-President of Real Estate Operations. He also is the son of John H. Sottile, the Company’s Chairman, President and Chief Executive Officer. In 2018, (i) the Company paid John N. Sottile a salary of $105,769 and other compensation of $18,079 and (ii) John N. Sottile earned a bonus of $26,000 under the 2016 Bonus Plan, which the Company paid in 2019. The Company anticipates that John N. Sottile will earn total compensation in excess of $120,000 in 2019.

In 2018 and through the date of this proxy statement, the Company did not have any other related person transactions requiring disclosure under Item 404(a) of Regulation S-K. There are no other related person transactions currently proposed for 2019 that would require disclosure under Item 404(a) of Regulation S-K. Messrs. Bicks, Eads, Fazzini, Leitner, and Appel are all independent as defined by the NYSE American listing standards.

The Audit Committee is responsible for the review and approval (or ratification) of each transaction with a related person in which the aggregate amount involved is expected to exceed $120,000 in any fiscal year (a “Related Person Transaction”). The Audit Committee generally follows the following unwritten policies and procedures for its review and, if appropriate, approval or ratification of such transactions. These policies and procedures are evidenced through the Audit Committee’s course of conduct.

•    Each Related Person Transaction and the material terms thereof is communicated to the Audit Committee for its evaluation. The information communicated includes, to the extent applicable, (i) the approximate dollar value of the amount involved in the transaction and (ii) the material facts as to the related person’s direct or indirect interest in, or relationship to, the transaction.

•    The Audit Committee reviews and, if appropriate, approves or ratifies each Related Person Transaction and any material amendment or modification to the transaction. The Audit Committee reviews each transaction based on (i) the information described above, (ii) information provided by members of the Board of Directors during the required annual affirmation of independence, (iii) responses by Directors and officers of the Company to Directors’ and Officers’ Questionnaires, (iv) background information on nominees for Director, and (v) any other applicable information provided by any Director or officer of the Company.

•    In determining whether to approve or ratify a Related Person Transaction, the Audit Committee generally considers (i) whether the transaction was undertaken in the ordinary course of business of the Company, (ii) whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, (iii) the purpose of, and the potential benefits to the Company of, the transaction, (iv) the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related person, (v) the related person’s interest in the transaction and (vi) other information regarding the transaction or the related person that it considers important. If the transaction involves an outside Director or nominee for Director, the Audit Committee also considers whether the transaction will compromise the Director’s independence.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Company has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Although stockholder approval is not required for the appointment of KPMG LLP, the Board of Directors and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request stockholders to ratify the appointment of KPMG LLP. If the stockholders should not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment. KPMG LLP (including a predecessor firm, W. O. Daley & Company) has been serving the Company and its subsidiaries for the past 56 years.

A representative of KPMG LLP is expected to be present at the Annual Meeting, at which time the representative will be given an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Your Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

PROPOSAL 3.

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF

THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a), the Company is asking its stockholders to approve, in a separate advisory vote, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the compensation tables and narrative discussion contained in this proxy statement). The Company’s executive compensation program is intended to link the compensation of the named executive officers to the Company’s performance and to reward the achievement of both short and long-term business goals.

The Company’s executive compensation program is designed to achieve the following objectives:

•	to align the interests and performance of the executive officers with Company performance and the interests of stockholders;

•	to attract, engage and keep key talent;

•	to provide competitive total compensation opportunities at acceptable cost, consistent with industry practice; and

•	to promote the Company’s vision, values and business strategies.

The Company is asking its stockholders to indicate their approval of the Company’s named executive officers’ compensation as disclosed in this proxy statement (including the compensation tables and narrative discussion). This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers for 2018. Accordingly, the following resolution is submitted for stockholder vote at the 2019 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

As this is an advisory vote, the results will not be binding on the Company, the Board of Directors or the Benefits and Compensation Committee and will not require the Company, the Board of Directors or the Benefits and Compensation Committee to take any action. The final decision of the compensation of the Company’s named executive officers remains with the Benefits and Compensation Committee and the Board of Directors, although they will consider the outcome of this vote when making future compensation decisions.

Your Board of Directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

PROPOSAL 4.

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF A FREQUENCY FOR THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(b), the Company is asking its stockholders to indicate whether future advisory votes to approve the compensation of the named executive officers should be held every year, every two years or every three years.

The Board of Directors has determined that the Company’s stockholders should have the opportunity to vote on the compensation of the named executive officers every three years. Given the inherent nature of the Company’s electrical construction operations, progress and overall objectives are assessed over a period of years rather than month-to-month or quarter-to-quarter. In addition, the Company’s executive compensation program typically has not changed materially from year-to-year. The Board of Directors believes that giving the stockholders the right to cast an advisory vote every three years on the compensation of the named executive officers will provide the stockholders with sufficient time to evaluate the effectiveness of the Company’s overall compensation program in the context of the Company’s long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results.

By voting on this proposal, stockholders are not approving or disapproving the Board of Directors’ recommendation, but rather are indicating whether they prefer an advisory vote on named executive officer compensation be held every year, every two years or every three years. Stockholders may also abstain from voting.

As this is an advisory vote, the results will not be binding on the Board of Directors or the Company, and the Board of Directors may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on the Company’s named executive officer compensation more or less frequently than the option selected by the Company’s stockholders.

The Company will provide its stockholders with the opportunity to vote on the frequency of advisory votes on the Company’s named executive officer compensation at its annual meetings at least once every six calendar years.

Your Board of Directors unanimously recommends that an advisory vote on the compensation of the Company’s named executive officers be held every “THREE” years.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 4, 2019, Common Stock ownership information regarding (i) the current nominees and directors and (ii) the named executive officers of the Company serving as of December 31, 2018. As of April 4, 2019, four stockholders, Renaissance Technologies, LLC, Dimensional Fund Advisors, LP, Mill Road Capital II, LP and John H. Sottile, were known by the Company to be beneficial owners of 5% or more of the outstanding shares of Common Stock. The address of each of the nominees, directors and named executive officers is c/o The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901. Except as otherwise noted, each person listed in the following table has sole voting power and sole investment power with respect to the Common Stock beneficially owned by him or it.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Dimensional Fund Advisors LP (3)	1,932,777	7.88%
Building One, 6300 Bee Cave Road
Austin, TX 78746

Mill Road Capital II, LP (4)	2,248,537	9.17%
382 Greenwich Ave, Suite One
Greenwich, CT 06830

Renaissance Technologies LLC (5)	1,950,090	7.95%
800 Third Avenue,
New York, NY 10022

Stephen L. Appel	1,000	*

David P. Bicks	10,000	*

Harvey C. Eads, Jr. (6)	31,500	*

John P. Fazzini	21,950	*

Danforth E. Leitner	69,730	*

John H. Sottile (7)	2,071,934	8.45%

Stephen R. Wherry	55,000	*

Jason M. Spivey	—	*

All Directors and Executive Officers as a group (8 in number):	2,261,114	9.22%

*	Less than 1%

(1)

All amounts have been determined as of April 4, 2019 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and include holdings of spouses, children, step-children, parents, step-parents, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) living in the same household, even if beneficial ownership is disclaimed. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after April 4, 2019.

(2)

In accordance with the rules of the SEC, the percentage shown in this column opposite the name of each person has been computed assuming the exercise of any options held by such person or group and that no exercises by others have occurred.

(3)	This information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors, LP and certain of its affiliates with the Securities and Exchange Commission on February 8, 2019.

(4)	This information is based upon a Schedule 13D/A filed by Mill Road Capital II, LP and certain affiliates with the Securities and Exchange Commission on March 20, 2019 and dated March 12, 2019.

(5)	This information is based upon a Schedule 13G/A filed by Renaissance Technologies, LLC and certain of its affiliates with the Securities and Exchange Commission on February 13, 2019.

(6)	Includes 1,130 shares of Common Stock owned by Mr. Eads’ wife.

(7)	Includes 140,400 shares of Common Stock owned by Mr. Sottile’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Copies of all such reports filed with the SEC are required to be furnished to the Company. Based on the Company’s review of the copies of such reports it has received and any written representations that certain reports were not required to be filed, the Company believes that all of its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2018.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Benefits and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Benefits and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Harvey C. Eads, Jr. (Chairman)

John P. Fazzini

Danforth E. Leitner

Compensation Discussion and Analysis

Objectives of Executive Compensation Program

Our executive compensation program, under the direction of the Benefits and Compensation Committee of the Board of Directors (the “Committee”), is designed to achieve the following objectives:

•	to align the interests and performance of the executive officers with Company performance and the interests of stockholders;

•	to attract, engage and retain key talent;

•	to provide competitive total compensation opportunities at acceptable cost, consistent with industry practice; and

•	to promote the Company’s vision, values, and business strategies.

Each year, the Committee reviews the Company’s executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Company’s performance and its executive compensation in the context of the compensation programs of other companies.

Administration of Executive Compensation Program

The Committee is responsible for the establishment and oversight of the Company’s executive compensation program. The Committee reviews the compensation of the Company’s executive officers and makes recommendations to the Board of Directors regarding such compensation. The Committee also administers The Goldfield Corporation 2013 Executive Long-term Incentive Plan (the “2013 Plan”) and has complete discretion in determining the number of shares subject to options and other awards granted to an executive officer eligible under the 2013 Plan and in determining the terms and conditions pertaining to such options and awards, consistent with the provisions of the 2013 Plan. In addition, the Committee administers The Goldfield Corporation 2016 Amended and Restated Performance-Based Bonus Plan.

The Committee is composed entirely of directors that the Board of Directors, in its judgment, has determined to have no material relationship with The Goldfield Corporation that would interfere with the exercise of independent judgment and to be independent under the applicable listing standards of the NYSE American.

Internal Pay Equity

We do not use “internal pay equity” as a constraint on compensation paid to executive officers. Such systems typically put a ceiling on part or all of an executive officer’s compensation based on a specified multiple of compensation awarded to another executive officer or a class of employees of the company. The Committee does not believe such arbitrary limitations are an appropriate way to make compensation decisions for executive officers. Instead, we rely on the judgment of the Committee, after considering recommendations from management and, in certain circumstances, compensation consultants, available market data and the evaluations of executive officers’ performance, in the context of an executive compensation program that is weighed heavily in favor of performance-based compensation for executive officers.

Elements of Executive Compensation

The Company’s executive compensation program is designed to reward achievement of both short and long-term business goals. The key elements of our executive compensation program consist of base salary and the 2016 Amended and Restated Performance-Based Bonus Plan. The Committee’s policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to the Chief Executive Officer, are discussed below. While the elements of compensation are described separately below, the Committee considers the total compensation package afforded by the Company when determining each component of the applicable executive officer’s compensation.

The Company’s executive compensation consists of the following elements:

•	base salaries;

•	performance-based bonus plan (the 2016 Amended and Restated Performance-Based Bonus Plan);

•	health and welfare benefits offered to all employees such as health insurance, life insurance and long-term disability;

•	additional life insurance;

•	401(k) match;

•	perquisite compensation including use of company-owned vehicles; and

•	termination benefits (for the Chief Executive Officer only).

Incentives play an important role in motivating executive officer performance and in aligning executive officer pay practices with the interests of stockholders. The incentives used by our Company are based on financial objectives of importance to the Company, including earnings growth and creation of shareholder value, as well as non-quantitative considerations. In addition, we base certain incentives on measures relating to individual performance, which enables the Committee to differentiate among executive officers and emphasize the link between personal performance and compensation.

Base Salaries. Executive officer salaries are designed to attract and retain executive officer talent, to reward individual performance that benefits the Company and to help provide competitive total compensation opportunities at acceptable cost. Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position held, the experience of the individual and salaries paid in the competitive marketplace for executive officer talent, including a comparison of base salaries for comparable positions at other companies. Base salaries for current executive officers are determined based on individual performance and the criteria used for new executive officers. Mr. Sottile’s base salary also is determined in accordance with the provisions of the Company’s employment agreement with Mr. Sottile, which is described under “Narrative Disclosure to Summary Compensation Table–Employee Contracts” below.

Performance-Based Bonus Plan. On March 10, 2016, the Board of Directors amended and restated the Company’s Performance-Based Bonus Plan as the 2016 Amended and Restated Performance-Based Bonus Plan (the “2016 Bonus Plan”), which was effective January 1, 2016. On June 2, 2016, the Company’s stockholders approved the 2016 Bonus Plan.

The Company established the 2016 Bonus Plan as a means of enhancing the Company’s continued growth and profitability through a performance-based compensation program that rewards superior performance and, with respect to fiscal year 2017, to provide that bonus awards under the 2016 Bonus Plan are intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally disallows a tax deduction for compensation paid to certain executive officers to the extent that the compensation for any such individual exceeds $1,000,000 in any taxable year. Historically, compensation that qualified as “performance-based” could be excluded from this $1,000,000 limit. This exception has been repealed, effective for taxable years beginning after December 31, 2017. With respect to compensation over $1,000,000 paid to Named Executive Officers in 2018, any such amounts are not deductible due to the application of Section 162(m) of the Code.

The Company designed the 2016 Bonus Plan to focus the executive officers of the Company and key employees (the “Participants”) on the establishment and implementation of strategic plans that help ensure the Company’s continued growth, profitability and achievement of superior results by linking a portion of their compensation to the success of the Company.

Under the 2016 Bonus Plan, the Participants are eligible to receive a bonus, the amount of which is dependent upon the achievement of performance goals as determined by the Committee. In general, on an annual basis, the Committee (i) establishes the target bonus level for each participant for the performance period, which is conditioned on the achievement of such participant’s performance goals for the performance period, (ii) establishes the performance goals for such participant for the performance period, which are based on one or more performance criteria and (iii) prescribes a formula for determining the percentage of the target bonus level which may be payable based upon the level of attainment of the performance goals for the performance period. Quantitative components may include one or more of the following: shareholder value; earnings per share (with or without extraordinary items); net income (with or without extraordinary items); return on equity; return on assets; net interest income; net interest margin; net interest spread; non-performing assets; total assets; operating expenses; other expenses; other income; loan income; fee income; and any sub-categories or ratios of or between any of the above, in each case on a GAAP basis, tax-equivalent basis or any other regularly-utilized method of financial or regulatory accounting or presentation.

For 2018, Messrs. Sottile and Wherry could earn up to a maximum of 200% of their respective 2018 base salaries for their bonus awards. These bonus awards were dependent upon the increase in Goldfield’s 2018 net income before tax and discontinued operations or any transaction accounted for as extraordinary. For 2018, Mr. Spivey could earn a bonus award equal to 2% of the pre-tax earnings of Power Corporation of America for the year ended December 31, 2018, subject to adjustment for certain specified items. The Committee determined these potential bonus awards and the performance goals based on a review of compensation information disclosed in proxy materials by other companies and the Committee’s general knowledge of the market. The Committee believes that these potential bonus awards and performance goals align the interests and performance of executive officers with the Company’s performance and the interests of its stockholders, help to attract, engage and retain executive officers, help to provide competitive total compensation opportunities to the executive officers at acceptable cost and help promote the Company’s business strategies. For additional details on the target levels for the performance-based bonus plans see “Narrative Disclosure to Summary Compensation Table—Bonus and Non-Equity Incentive Compensation” below.

Health and Welfare Benefits. Mr. Sottile, Mr. Wherry and Mr. Spivey (collectively, the “Named Executive Officers”) were eligible to participate in our health and welfare plans. These plans are generally available on the same basis to all of our employees who satisfy minimum eligibility requirements, subject to certain differences in contribution levels. The long-term disability plan benefits for the Named Executive Officers are similar to the long-term disability plan benefits for officers, full-time corporate headquarters personnel, project managers and operations managers except that the Named Executive Officers receive a benefit percentage of 66 and two-thirds compared to a benefit percentage of 60 for all other eligible employees. Both the life and AD&D insurance plans provide a benefit of $50,000 for all officers, full-time corporate headquarters personnel, project managers and operations managers, subject to certain age-based limitations. The Committee believes our health and welfare plans are comparable to those provided by similar companies. The Committee also believes that our health and welfare plans help to attract and retain executive officers and help to provide competitive total compensation opportunities to the executive officers at acceptable cost.

Additional Life Insurance. In addition to the standard term life insurance benefit provided to all officers, full-time corporate headquarters personnel, project managers and operations managers noted above, the Company has provided a flexible premium adjustable life insurance policy to Messrs. Sottile and Wherry under the terminated Employee Benefit Agreements as further described at “Narrative Disclosure to Summary Compensation Table— Employee Benefit Agreements” below. The Committee believes the additional life insurance helps to retain these executive officers and helps to provide competitive total compensation opportunities to these executive officers at acceptable cost.

401(k) Match. The Named Executive Officers participate in the Company’s 401(k) Plan on the same terms and conditions as all other employees. The plan provides for an employer matching contribution of 50 percent of up to six percent of all eligible contributions. The Committee believes our 401(k) Plan is comparable to that provided by similar companies. The Committee also believes that our 401(k) Plan helps to attract and retain executive officers and helps to provide competitive total compensation opportunities to the executive officers at acceptable cost.

Other Perquisite Compensation. Other perquisite compensation, which includes use of a Company-owned vehicle, are provided to executive officers based on their travel requirements and business development responsibilities. The Committee and the Board of Directors believe that given the diverse locations of our electrical construction offices, projects and customers, use of a Company-owned vehicle for specified employees, including the Named Executive Officers, is important to achieving our business objectives. The Committee believes our perquisite compensation is comparable to that provided by similar companies. The Committee also believes that our perquisite compensation helps to attract and retain executive officers and helps to provide competitive total compensation opportunities to the executive officers at acceptable cost. The full cost of the Company-owned vehicles, including the depreciation, fuel, insurance, maintenance costs, registration and title fees is reported in the 2018 Summary Compensation Table and the value of this benefit (based upon rates established by the Internal Revenue Code) is imputed as income to each of the Named Executive Officers.

Termination Benefits. Our severance arrangement included in the employment agreement with Mr. Sottile is intended to provide compensation and a fair financial transition for the Chief Executive Officer when an adverse change in his employment status is required due to the needs of the Company or as a result of certain unexpected corporate events. This arrangement also recognizes past contributions by the Chief Executive Officer, who is a long-tenured employee, if he should be asked to leave. These arrangements are intended to allow the Chief Executive Officer to focus on performance, and not on his personal financial situation, in the face of uncertain or difficult times or events beyond his control. If the Chief Executive Officer’s employment is terminated by the Company without cause, or if he terminates his employment for good reason (as defined by the employment agreement), our Chief Executive Officer is entitled to receive, in addition to other benefits, a lump sum cash amount equal to 2.999 times his average W-2 compensation for the five calendar years preceding the calendar year of termination, a lump sum cash payment of a prorated portion of his annual award under the 2016 Bonus Plan (“Performance-Based Bonus”) and continued health care benefits, consistent with the Company’s current health care plan, for Mr. Sottile, his spouse and dependents for three years after his termination. In the event of his permanent disability, we may terminate the Chief Executive Officer’s employment upon at least thirty days advance written notice, and in the event of his death, the Chief Executive Officer’s employment shall be deemed terminated on the date of his death. In the case of such a termination of employment due to his death or permanent disability, the Chief Executive Officer or his estate will be entitled to receive, in addition to other benefits, a lump sum cash amount equal to one times his average W-2 compensation for the five calendar years preceding the calendar year of his death or disability, a lump sum cash payment of a prorated portion of his annual Performance-Based Bonus and continued health care benefits, consistent with the Company’s current health care plan, for Mr. Sottile, his spouse and dependents for three years after his termination. Any compensation waived by Mr. Sottile will be included for purposes of calculating his average W-2 compensation under his employment contract. In the event that the payments and benefits Mr. Sottile is entitled to receive in connection with a change of control of the Company would be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, then the amount of such payments would be reduced (but not below zero) to the extent necessary so that no portion of such payments would be subject to the excise taxes. The Committee believes the termination benefits provided to Mr. Sottile are comparable to those provided by similar companies to their chief executive officers. The Committee also believes that the termination benefits provided to Mr. Sottile help to align his interests and performance with the interests of stockholders, help to retain Mr. Sottile, help to provide competitive total compensation to Mr. Sottile at acceptable cost and help to promote the Company’s business strategies.

Compensation Decisions and Results

For the year ended December 31, 2018, the Committee conducted its annual compensation review, which included a review of compensation information disclosed in proxy materials by other companies and the general knowledge of the market by each member of the Committee.

Compensation reviews for all executive officers, including Mr. Sottile, are conducted annually and compensation adjustments are made based upon the performance of the Company and of each executive officer, the executive officer’s potential, the scope of the executive officer’s responsibilities and experience, and base salaries for comparable positions at similar companies. In assessing the factors described above when making salary adjustments, the Committee considers both financial and non-financial measures.

The Committee developed the individual and corporate goals and objectives relevant to the compensation of each of the Company’s executive officers in 2018, including Mr. Sottile, evaluated the executive officer’s performance in light of those goals and objectives, and recommended to the Board of Directors the appropriate 2018 compensation on the basis of those evaluations. The total compensation of Mr. Sottile and the Company’s other Named Executive Officers is detailed in the Summary Compensation Table below. This process is designed to ensure consistency throughout the executive compensation program.

The specific criteria used by the Committee for 2018 with respect to the potential bonus awards for executive officers was shareholder value, as measured by the Company’s earnings performance. Messrs. Sottile, Wherry and Spivey earned bonus awards in the amounts of $700,000, $427,345 and $246,035, respectively, for their performance in 2018. Bonuses for Messrs. Sottile, Wherry and Spivey were paid in 2019.

The criteria and methodology for determining Messrs. Sottile’s, Wherry’s and Spivey’s 2018 bonuses were approved at the meeting of the Committee held on March 7, 2018 and ratified by the Board of Directors on March 7, 2018. The bonus awards for Messrs. Sottile, Wherry, and Spivey were earned based upon the Committee’s assessment of the performance goals established in and for 2018.

Shareholder Advisory Vote on Executive Compensation

At the Company’s 2016 Annual Meeting of Stockholders, the Company presented the required advisory (non-binding) stockholder vote on the compensation of the Company’s named executive officers (commonly known as a “say-on-pay” proposal). As reported in the Company’s Form 8-K, filed with the SEC on June 2, 2016, the stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers. The Committee considered the results of this advisory vote by stockholders in its decision to make no direct changes to the Company’s executive compensation program for 2018 as a result of the vote.

Risk Management and Compensation

The Committee reviewed and evaluated the risks arising from the Company’s executive compensation program (including the mix of variable and non-variable compensation and potential bonus awards and performance goals under the 2016 Bonus Plan). The Committee determined, and management agreed, that the risks arising from the Company’s executive compensation program are unlikely to have a material adverse effect on the Company because (i) the Company’s executive compensation program is designed to be balanced and not motivate imprudent or excessive risk-taking by executive officers or other employees, (ii) the Company does not use incentives that encourage high-risk strategies, (iii) the Committee has significant discretion to reduce or eliminate bonus awards and (iv) the Committee considers distinct quantitative factors with regard to performance-based compensation.

Executive Compensation Program for 2019

On March 7, 2019, the Committee approved, and on March 7, 2019 the Board of Directors ratified, the Company’s executive compensation program for 2019. The Company’s executive compensation program for 2019 is generally the same as that for 2018, except that the Committee’s approval of compensation eligible to be earned for 2018 by Messrs. Sottile and Wherry was based on anonymous compensation survey data of similar companies provided by, and the recommendation of, Pearl Meyer & Partners, LLC (the Committee’s compensation consultant).

Base Salaries for 2019. On March 7, 2019, the Committee recommended, and on March 7, 2019 the Board approved, the following increases in the base salary for Messrs. Wherry and Spivey, effective January 1, 2019. Mr. Wherry’s base salary increased from $300,000 to $305,730 based on the Consumer Price Index increase since January 1, 2018. Mr. Spivey’s base salary increased from $276,760 to $282,047 based on the Consumer Price Index increase since January 1, 2018. According to the terms of Mr. Sottile’s employment contract, which contains a Consumer Price Index escalator, Mr. Sottile’s salary increased from $700,000 to $713,371. Mr. Sottile’s 2020 base salary will increase above his 2019 base salary in proportion to any Consumer Price Index increase effective January 1, 2020.

Performance-Based Bonus Plan for 2019. On March 7, 2019, the Committee approved, and on March 7, 2019 the Board of Directors ratified, the actions in regards to bonus opportunities for Messrs. Sottile, Wherry and Spivey for 2019 in accordance with the provisions of the 2016 Bonus Plan. Mr. Sottile and Mr. Wherry will each have the opportunity to earn a bonus award up to a maximum of 200% of his base salary, and his bonus can only be fully achieved based on a target income of $11,164,798 for Goldfield in 2019. Mr. Spivey will have the opportunity to earn a bonus award, which will be calculated as 2% of the pre-tax earnings of Power

Corporation of America for the year ended December 31, 2019, subject to adjustment for certain specified items, and will not be dependent upon any other factors.

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Non-Equity Incentive Plan Compensation (1) ($)	All Other Compensation ($)		Total ($)
John H. Sottile	2018	697,140	—	700,000	48,008	(2)	1,445,148

Chairman, President and Chief Executive Officer	2017	550,987	—	361,260	42,277	(3)	954,524
	2016	541,015	—	810,000	39,013	(4)	1,390,028

Stephen R. Wherry	2018	299,039	—	427,345	25,900	(2)	752,284

Senior Vice President,	2017	273,214	—	179,185	26,614	(3)	479,013
Treasurer and Chief Financial Officer	2016	265,033	—	395,857	27,401	(4)	688,291
Jason M. Spivey (5)	2018	276,726	—	246,035	23,076	(2)	545,837

President of Power Corporation of America, Southeast Power Corporation and Precision Foundations, Inc.	2017	222,559	—	62,228	11,254	(3)	296,041

(1)

For a discussion of the compensation reported in the Bonus and Non-Equity Incentive Plan Compensation columns, see “Narrative Disclosure to Summary Compensation Table—Bonus and Non-Equity Incentive Compensation” below. Bonuses and Non-Equity Incentive Plan Compensation for Messrs. Sottile, Wherry and Spivey earned in 2018 were paid in 2019. Bonuses and Non-Equity Incentive Plan Compensation for Messrs. Sottile, Wherry and Spivey earned in 2017 were paid in 2018. Bonuses and Non-Equity Incentive Plan Compensation for Messrs. Sottile and Wherry earned in 2016 were paid in 2017.

(2)

Amounts include (a) employer matching contributions to the Company’s Cash Deferred Profit Sharing Plan (“401(k) Plan”) ($5,883 for Mr. Sottile; $5,883 for Mr. Wherry; and $5,223 for Mr. Spivey), (b) cost for use of a company-owned vehicle ($25,840 for Mr. Sottile; $15,733 for Mr. Wherry; and $17,853 for Mr. Spivey), and (c) the economic benefit related to the life insurance policies as described in Narrative Disclosure to Summary Compensation Table—Employee Benefit Agreements below ($16,060 for Mr. Sottile; and $3,264 for Mr. Wherry). Starting in 2000, the Company no longer pays the premiums on these life insurance policies referenced in clause (c) above. Instead, the portion of the premium related to the cost of life insurance is satisfied from the existing cash surrender value of the policies.

(3)

Amounts include (a) employer matching contributions to the Company’s 401(k) Plan ($5,908 for Mr. Sottile; $5,908 for Mr. Wherry; and $3,452 for Mr. Spivey), (b) cost for use of a company-owned vehicle ($21,297 for Mr. Sottile; $17,141 for Mr. Wherry; and $7,802 for Mr. Spivey), and (c) the economic benefit related to the life insurance policies under the Employee Benefit Agreements as described in “Narrative Disclosure to Summary Compensation Table—Employee Benefit Agreements” below ($14,893 for Mr. Sottile; and $2,820 for Mr. Wherry).

(4)

Amounts include (a) employer matching contributions to the Company’s 401(k) Plan ($5,842 for Mr. Sottile; and $5,842 for Mr. Wherry), (b) cost for use of a company-owned vehicle ($20,556 for Mr. Sottile; and $18,675 for Mr. Wherry), and (c) the economic benefit related to the life insurance policies under the Employee Benefit Agreements as described in “Narrative Disclosure to Summary Compensation Table—Employee Benefit Agreements” below ($12,391 for Mr. Sottile; and $2,190 for Mr. Wherry).

(5)	Mr. Spivey became an executive officer of the Company when appointed President of Power Corporation of America and Southeast Power Corporation effective June 19, 2017.

Messrs. Sottile, Wherry and Spivey are all of the Company’s Named Executive Officers. Messrs. Sottile, Wherry and Spivey are all of the Company’s executive officers and were all of the Company’s executive officers as of December 31, 2018. Biographical information for Mr. Sottile may be found in “Information About Nominees.” Mr. Wherry, 61, has served as Treasurer, Assistant Secretary and Chief Financial Officer of the Company since 1988, Vice President of the Company since 1993 and Senior Vice President of the Company since 2006. Mr. Wherry is a certified public accountant. Mr. Spivey, 48, joined Southeast Power Corporation as Project Manager in January 2015 and was promoted to Assistant Vice President in May 2016, prior to being appointed President in June of 2017.

Grants of Plan-Based Awards Table

The following table provides information with respect to the grants of plan-based awards, including bonus awards, made to the Named Executive Officers for the year 2018:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold	Target	Max	Threshold	Target	Max
John H. Sottile (1)	03/07/18	—	1,400,000	1,400,000	—	—	—	—	—
Stephen R. Wherry (2)	03/07/18	—	600,000	600,000	—	—	—	—	—
Jason M. Spivey (3)	03/07/18	—	variable	variable	—	—	—	—	—

(1)

On November 5, 2018, Mr. Sottile provided a partial bonus waiver for any amount in excess of Mr. Sottile’s 2018 annual base salary of $700,000. Mr. Sottile earned 71% of his target award which, but for Mr. Sottile’s November 5, 2018 waiver, would have resulted in a total award of $994,000. As a result of the waiver, Mr. Sottile received $700,000 of his total award.

(2)	Mr. Wherry’s actual award was 71% of his target award, for a total award of $427,345.

(3)

Mr. Spivey’s actual award was $246,035. His target and maximum award were a variable amount equal to 2% of the pre-tax earnings of Power Corporation of America for the year ended December 31, 2018, subject to adjustment for certain specified items.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employee Benefit Agreements. Beginning in 1989, the Company entered into Employee Benefit Agreements (each, a “Benefit Agreement”) with Messrs. Sottile and Wherry and certain employees of the Company. Under the terms of each Benefit Agreement, the Company owned life insurance policies that accumulated cash surrender value for the retirement of the employee, at age 65, while also providing a life insurance benefit for the employee. Under the terms of each Benefit Agreement, the Company was entitled to a refund of the lesser of the previously paid premiums or the cash surrender value of the insurance policy, either upon retirement of the employee, the death of the employee or upon the termination of the Benefit Agreement. In 2000, the Company terminated the Benefit Agreements to eliminate the annual insurance premium obligations. Although the Company does not anticipate making any further cash premium payments, the Company will continue to own the policies and has granted each employee the right to name the beneficiary for the death benefits in excess of premiums previously paid by the Company, less any outstanding loans.

Employee Contracts. As of December 31, 2018, Mr. Sottile was the only Named Executive Officer who had an employment agreement with the Company. Mr. Sottile’s employment agreement dated as of November 1, 2001, as restated and amended to date, currently provides for a base salary of $713,371, subject to increase in an amount equal to the annual percentage increase in the Consumer Price Index for all urban consumers (the “CPI”). The term of the agreement is approximately three years. It is an “evergreen” agreement which automatically extends every three months after the effective date (November 1, 2001) such that the minimum term of the agreement is three years, unless Mr. Sottile or the Company gives notice that the employment period shall no longer so extend. For information as to Mr. Sottile’s compensation upon termination of employment, see “Compensation Upon Termination” below.

Base Salaries. Effective January 1, 2019, Mr. Sottile’s annual salary increased from $700,000 to $713,371 according to the terms of Mr. Sottile’s employment contract, which contains a Consumer Price Index escalator. Mr. Sottile’s base salary will be subject to any Consumer Price Index increase effective January 1, 2020. Effective January 1, 2019, Mr. Wherry’s annual base salary increased from $300,000 to $305,730, based on the Consumer Price Index increase since January 1, 2018. Mr. Spivey’s base salary increased from $276,760 to $282,047 based on the Consumer Price Index increase since January 1, 2018.

Bonus and Non-Equity Incentive Compensation. Salaries for Named Executive Officers are set each year by the Committee. In addition, the Committee sets the specific criteria for bonuses and non-equity incentive compensation during the year.

For 2018, Mr. Sottile’s non-equity incentive compensation and bonus award limitations were a maximum of 200% of his base salary, as approved by the Board of Directors in March 2018 and was dependent based entirely upon the increase in the Company’s net income in 2018. The bonus award is classified as non-equity incentive compensation on the Summary Compensation Table.

For 2017, Mr. Sottile’s non-equity incentive compensation and bonus award limitations were a maximum of 150% of his base salary, as approved by the Board of Directors in March 2017 and was dependent based entirely upon the increase in the Company’s net income in 2017. The bonus award is classified as non-equity incentive compensation on the Summary Compensation Table.

For 2016, Mr. Sottile’s non-equity incentive compensation and bonus award limitations were a maximum of 150% of his base salary, as approved by the Board of Directors in March 2016 and was dependent based entirely upon the increase in the Company’s net income in 2016. The bonus award is classified as non-equity incentive compensation on the Summary Compensation Table.

For 2018, Mr. Wherry’s non-equity incentive compensation and bonus award limitations were a maximum of 200% of his base salary, as approved by the Board of Directors in March 2018 and was dependent based entirely upon the increase in the Company’s net income in 2018. The bonus award is classified as non-equity incentive compensation on the Summary Compensation Table.

For 2017, Mr. Wherry’s non-equity incentive compensation and bonus award limitations were a maximum of 150% of his base salary, as approved by the Board of Directors in March 2017 and was dependent based entirely upon the increase in the Company’s net income in 2017. The bonus award is classified as non-equity incentive compensation on the Summary Compensation Table.

For 2016, Mr. Wherry’s non-equity incentive compensation and bonus award limitations were a maximum of 150% of his base salary, as approved by the Board of Directors in March 2016 and was dependent based entirely upon the increase in the Company’s net income in 2016. The bonus award is classified as non-equity incentive compensation on the Summary Compensation Table.

For 2018, Mr. Spivey’ non-equity incentive compensation and bonus award was based upon the Committee’s assessment of the performance goals established in and for 2018, as approved in March 2018.

For 2017, Mr. Spivey’s non-equity incentive compensation and bonus award was based upon the Committee’s assessment of the performance goals established in and for 2017, as approved in June 2017.

Equity Compensation Plan Information

As of December 31, 2018, we have one equity compensation plan, the 2013 Plan, which was previously approved by our stockholders. No shares have been issued under this plan and there are no outstanding options, warrants or rights. 1,250,000 shares remain available for future issuances. We do not have any equity compensation plans not previously approved by our stockholders.

Compensation Upon Termination

Mr. Sottile is the only Named Executive Officer with an employment contract as of December 31, 2018. Under Mr. Sottile’s employment contract, he will receive certain compensation in the event the Company terminates his employment without cause or if Mr. Sottile terminates his employment for good reason, which per the contract means (i) the Company fails to provide the compensation or benefits provided for under his employment contract, (ii) a material diminution of Mr. Sottile’s position or title or in the nature of his responsibilities, (iii) a successor fails to assume the contract, (iv) the Company materially breaches the contract, (v) the relocation of Mr. Sottile, or (vi) a change in control of the Company. A change in control, as defined in the employment contract, means (i) the acquisition by an individual, entity, or group of 20% or more of the combined voting power of the Company’s then outstanding Common Stock, (ii) consummation of a merger or similar transaction or a sale, lease or other transfer of all or substantially all of the Company’s assets, unless the Company’s stockholders immediately prior to the transaction beneficially own at least 80% of the outstanding Common Stock and voting power of the resulting corporation in substantially the same proportions as before the transaction, or (iii) a change in a majority of the Board of Directors who were neither nominated by a majority of the directors on the Board of Directors as of November 30, 2001 nor appointed or endorsed by directors so nominated. Specifically, in any of these events, Mr. Sottile is entitled to receive a lump sum cash amount equal to 2.999 times his average W-2 compensation for the five calendar years preceding the calendar year of termination, a lump sum cash payment of a prorated portion of his annual award under the 2016 Bonus Plan (“Performance-Based Bonus”) and continued health care benefits for three years after termination. In the event of his permanent disability, the Company may terminate Mr. Sottile’s employment upon at least thirty days advance written notice, and in the event of his death, Mr. Sottile’s employment shall be deemed terminated on the date of his death. In the case of such a termination of employment due to his death or permanent disability, Mr. Sottile or his estate will be entitled to receive a lump sum cash amount equal to one times his average W-2 compensation for the five calendar years preceding the calendar year of his death or disability, a lump sum cash payment of a prorated portion of his annual Performance-Based Bonus and continued health care benefits for three years after termination. Any compensation waived by Mr. Sottile will be included for purposes of calculating his average W-2 compensation under his employment contract. In the event that the payments and benefits Mr. Sottile is entitled to receive in connection with a change of control of the Company would be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, then the amount of such payments would be reduced (but not below zero) to the extent necessary so that no portion of such payments would be subject to the excise taxes.

If the Company had terminated Mr. Sottile’s employment without cause or if Mr. Sottile had terminated his employment for good cause on December 31, 2018, Mr. Sottile would have received the following severance benefits under his employment agreement: (1) a lump sum payment of $2,607,000, consisting of his average W-2 compensation for the five calendar years preceding the calendar year of termination (including any waived compensation) times 2.999, (2) a lump sum payment of $700,000, consisting of his current year Performance-Based Bonus, (3) a lump sum payment of $67,308 consisting of his accrued vacation and one week’s accrued salary, and (4) continued health care benefits for his spouse and dependents for three years following termination valued at approximately $61,127.

If the Company had terminated Mr. Sottile’s employment due to disability on December 31, 2018, Mr. Sottile would have received the following severance benefits under his employment agreement: (1) a lump sum payment of $869,290, consisting of his average W-2 compensation for the five calendar years preceding the calendar year of termination (including any waived compensation), times one, (2) a lump sum payment of $700,000, consisting of his current year Performance-Based Bonus, (3) a lump sum payment of $67,308 consisting of his accrued vacation and one week’s accrued salary, (4) continued health care benefits for his spouse and dependents for three years following termination valued at approximately $61,127.

If Mr. Sottile’s employment was terminated due to death on December 31, 2018, Mr. Sottile’s estate would have received the following benefits under his employment agreement: (1) a lump sum payment of $869,290, consisting of his average W-2 compensation for the five calendar years preceding the calendar year of termination (including any waived compensation), times one, (2) a lump sum payment of $700,000, consisting of his current year Performance-Based Bonus, (3) a lump sum payment of $67,308 consisting of his accrued vacation and one week’s accrued salary, (4) continued health care benefits for his spouse and dependents for three years following termination valued at approximately $61,127, (5) a lump sum payment of $32,500 in Company provided life insurance, and (6) a lump sum payment of $1,164,200 in additional life insurance.

Mr. Wherry does not have an employment contract. As of December 31, 2018, Mr. Wherry was eligible for certain benefits upon termination due to death or disability. If the Company had terminated Mr. Wherry’s employment due to disability on December 31, 2018, Mr. Wherry would have received the following severance benefits: (1) a lump sum payment of $427,345, consisting of his current year Performance-Based Bonus, (2) a lump sum payment of $46,154 consisting of his accrued vacation and one week’s accrued salary, and (3) long-term disability insurance payments until age 70 of $15,000 per month.

If Mr. Wherry’s employment was terminated due to death on December 31, 2018, Mr. Wherry’s estate would have received the following benefits: (1) a lump sum payment of $427,345, consisting of his current year Performance-Based Bonus, (2) a lump sum payment of $46,154 consisting of his accrued vacation and one week’s accrued salary, (3) a lump sum payment of $50,000 in Company provided life insurance, and (4) a lump sum payment of $919,717 in additional life insurance.

Mr. Spivey does not have an employment contract. As of December 31, 2018, Mr. Spivey was eligible for certain benefits upon termination due to death or disability. If the Company had terminated Mr. Spivey’s employment due to disability on December 31, 2018, Mr. Spivey would have received the following severance benefit: (1) a lump sum payment of $5,322 consisting of one week’s accrued salary.

If Mr. Spivey’s employment was terminated due to death on December 31, 2018, Mr. Spivey’s estate would have received the following benefits: (1) a lump sum payment of $5,322 consisting of one week’s accrued salary, and (2) a lump sum payment of $50,000 in Company provided life insurance.

Internal Revenue Code Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the Chief Executive Officer, Chief Financial Officer and certain other executive officers. However, for the 2017 tax year, this deduction limitation did not apply to compensation that constituted “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations, as then in effect. The Benefits and Compensation Committee considers the limitations on deductions imposed by Section 162(m) of the Code and, for the 2017 tax year, the exception for “qualified performance-based compensation.” Beginning in 2018, the “qualified performance-based compensation” exception under Section 162(m) of the Code was eliminated, other than with respect to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. The Benefits and Compensation Committee reserves its right to authorize executive compensation that may or may not be subject to the deduction limitations of Section 162(m) of the Code when it believes that such compensation is appropriate and in the best interests of the Company and its shareholders.

Pay Ratio Disclosure

Summary

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. The Company’s principal executive officer is Mr. Sottile (the “CEO”).

Method

To reasonably identify the median employee, the Company prepared a list of all employees (excluding the CEO) as of December 31, 2018. The list included part-time employees. As of December 31, 2018, the Company employed 422 persons (other than the CEO) of which 345 were non-union employees and 77 were union employees covered by a collective bargaining agreement.

Next, the Company extracted the taxable wages number reported in Box 5 of the 2018 Form W-2 from the Company’s payroll records for each employee on the list. The Company did not annualize wages and salaries for those employees that were not employed for the full year of 2018.

The Company then determined the employee on the list who had the median taxable wages. The Company identified this employee as the median employee.

Following this, the Company estimated the median employee’s annual total compensation in the same manner as the “total” compensation shown for the CEO in the “Summary Compensation Table” in the section entitled “Executive Compensation.”

2018 Pay Ratio

The median employee’s 2018 estimated annual total compensation was $52,742. The CEO’s 2018 annual total compensation was $1,445,148. The ratio of the median employee’s 2018 estimated annual total compensation to that of the CEO was 1:27.

AUDIT COMMITTEE REPORT AND FEE INFORMATION

Audit Committee Report

The Board of Directors appoints an Audit Committee each year to review the Company’s financial matters. Each member of the Company’s Audit Committee meets the independence requirements set by NYSE American.

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2018. The Audit Committee also discussed all the matters required by professional auditing standards to be discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm written disclosure required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and has discussed with the independent registered public accounting firm its independence from the Company and its management. Based on its review and discussions, including discussions without management or members of the independent registered public accounting firm present, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Stephen L Appel (Chairman)

Harvey C. Eads, Jr.

John P. Fazzini

Danforth E. Leitner

Audit Fees

The total fees billed for professional services rendered by KPMG LLP for the audit of the Company annual financial statements included in the Form 10-K, the reviews of the quarterly financial statements included in the Forms 10-Q, services normally provided in connection with statutory and regulatory filings or engagements for the years ended December 31, 2018 and 2017 and for the separate audit for certain of the Company’s subsidiaries, aggregated $418,862 and $562,000, respectively.

Audit-Related Fees

There were no fees billed for assurance or related services rendered by KPMG LLP for either of the years ended December 31, 2018 or 2017.

Tax Fees

There were no professional tax services rendered by KPMG LLP during the years ended December 31, 2018 or 2017.

All Other Fees

There were no other fees billed by KPMG LLP during the years ended December 31, 2018 or 2017.

Pre-approval Policy

To safeguard the continued independence of the Company’s independent registered public accounting firm, the Audit Committee has established a policy which requires all audit and non-audit services, subject to a de minimis exception pursuant to SEC Regulation S-X Rule 2-01(c)(7)(i)(C), to be performed by the Company’s independent registered public accounting firm, to be pre-approved by the Audit Committee prior to such services being performed. The policy also prohibits the Company’s independent registered public accounting firm from providing any services which would impair the accounting firm’s independence. The Audit Committee has delegated the pre-approval authority to the Audit Committee Chairman. The Chairman or member(s) to whom authority is delegated is to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management its responsibilities to pre-approve services.

All audit services performed by the Company’s independent registered public accounting firm during the year ended December 31, 2018 were approved by the Board of Directors following recommendation of such approval by the Audit Committee.

ADDITIONAL INFORMATION

The Company will pay the cost of soliciting proxies and will reimburse all bankers, brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of the shares. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by regular employees of the Company with no specific additional compensation to be paid for such services. Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, has been retained to assist in the solicitation of proxies at a cost not to exceed $7,000 plus out-of-pocket expenses.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will have the discretion to vote on such matters according to their best judgment.

2020 STOCKHOLDER PROPOSALS

To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2020 Annual Meeting, stockholder proposals must be received by the Company no later than December 20, 2019, unless the Company changes the date of the 2020 Annual Meeting by more than 30 days from the date of this year’s meeting, in which case the Company will provide a revised deadline in one of the Company’s quarterly reports on Form 10-Q or current reports on Form 8-K.

In addition, the Company’s Amended and Restated Bylaws, as amended, require timely advance written notice to the Company by any stockholder who intends to nominate a director to the Company’s Board of Directors or to bring any other business before any meeting of the stockholders of the Company. Notice will be considered timely for the 2020 Annual Meeting if it is submitted not earlier than January 24, 2020 and not later than February 23, 2020.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This is known as “householding.”

If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same address will receive only one copy of any of our annual report, proxy statement for our annual meeting of stockholders, proxy statement we file and deliver in connection with any other meeting of shareholders, proxy statement combined with a prospectus or information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card for each registered shareholder who shares your last name and lives at your address.

If you do not wish to participate in the householding program, please contact our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449 to “opt-out” or revoke your consent. If you “opt-out” or revoke your consent to householding, each primary account holder residing at your address will receive individual copies of the Goldfield proxy statement, annual report and other future stockholder mailings. If you receive multiple copies of our annual report to stockholders and proxy statement, you can request householding by contacting our transfer agent in the manner described above.

If you do not object to householding, (1) you are agreeing that your household will only receive one copy of future Goldfield stockholder mailings, and (2) your consent will be implied and householding will start 60 days after the mailing of this notice, to the extent you have not previously consented to participation in the householding program. Your affirmative or implied consent to householding will remain in effect until you revoke it. Goldfield shall begin sending individual copies of applicable security holder communications subject to householding rules to a security holder within 30 days after revocation by the security holder of prior affirmative or implied consent. Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials.

Most banks and brokers are delivering only one copy of the annual report and proxy statement to consenting street-name stockholders (stockholders who own shares in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. Those street-name stockholders who wish to receive separate copies may do so by contacting their bank or broker or other holder of record.

We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders can make such request by contacting our transfer agent in the manner described above.

By Order of the Board of Directors

Denise L. Diaz

Corporate Secretary

Dated:

April 18, 2019

*        *        *

The Annual Report to Stockholders for the year ended December 31, 2018, which includes financial statements, is being mailed concurrently to stockholders. The Annual Report does not form any part of the material for the solicitation of proxies.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the Securities and Exchange Commission, is available without charge to those stockholders who would like more detailed information concerning the Company. If you would like a copy of the Form 10-K, please write to: The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901. You may also obtain the Form 10-K and other recent filings with the Securities and Exchange Commission from the “Investors—SEC Filings” section of our website, www.goldfieldcorp.com.

Under rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. You may access the following information as of the date the proxy materials are first sent to our stockholders at www.proxydocs.com/GV, which does not have “cookies” that identify visitors to the site: Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and our 2018 Annual Report.

Additional information about the Company, including its Code of Ethics for its executive officers and Business Conduct policies for all of its officers, directors and employees, is available in the “Corporate Governance” section of the Company’s website at www.goldfieldcorp.com.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS Your Board of Directors recommends a vote FOR all nominees for director listed below, which have been proposed by The Goldfield Corporation. If no direction is given, the proxy will be voted FOR all nominees for director listed below. O Stephen L. Appel O David P. Bicks O Harvey C. Eads, Jr. O John P. Fazzini O Danforth E. Leitner O John H. Sottile Your Board of Directors recommends a vote FOR Proposals 2 and 3, and FOR “3 Years” for Proposal 4, which have been proposed by The Goldfield Corporation. If no direction is given, the Proxy will be voted FOR Proposals 2 and 3, and FOR “3 Years” for Proposal 4. 2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019 3. APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS 4. APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF A FREQUENCY FOR ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION NOTE: In their discretion, the proxies named on the reverse side are authorized to vote in accordance with their own judgment on such other business as may properly come before the meeting. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20600303040000000000 2 052319 To cumulate votes, place the number of votes for a nominee on the line provided after the nominee’s name. FOR AGAINST ABSTAIN ANNUAL MEETING OF STOCKHOLDERS OF THE GOLDFIELD CORPORATION May 23, 2019 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2019: Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and 2018 Annual Report are available at www.proxydocs.com/GV Please sign, date and mail your proxy card in the envelope provided as soon as possible. For information about how to obtain directions to attend the meeting and vote in person, please contact Investor Relations at Alpha IR Group, Robert Winters or Josh Littman (312) 445-2870 or gv@alpha-ir.com. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. FOR AGAINST ABSTAIN 2 1 YEAR YEARS 3 YEARS ABSTAIN

0 14475 THE GOLDFIELD CORPORATION P R O X Y Annual Meeting of Stockholders to be held on May 23, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints John H. Sottile and Denise L. Diaz, and each of them, jointly and severally, proxies, with full power of substitution, and hereby authorizes each or either of them to vote, as designated on the reverse side of this proxy, all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Goldfield Corporation to be held at the Venezia Room at the Hilton Melbourne Rialto Place, 200 Rialto Place, Melbourne, FL 32901 on May 23, 2019 at 9:00 a.m., and at any adjournment or postponement thereof, and confers discretionary authority upon each such proxy to vote upon any other matters as may be properly brought before the meeting. (THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.) This proxy card, when properly executed, will be voted in the manner directed herein. If this proxy card is returned executed with no direction given, the proxies will vote in accordance with the recommendations of the Board of Directors on all matters listed on this proxy card, and at their discretion on any other matters that may properly come before the meeting. (Continued and to be signed on the reverse side) 1.1